DEFINED ASSET FUNDS
                             INFORMATION SUPPLEMENT
                              EQUITY INVESTOR FUND

      This Information Supplement provides additional information concerning the structure, operations and risks of trusts (each, a "Portfolio") of Equity Investor Fund--Defined Asset Funds not found in the prospectuses for the Portfolios. This Information Supplement is not a prospectus and does not include all of the information that a prospective investor should consider before investing in a Portfolio. This Information Supplement should be read in conjunction with the prospectus for the Portfolio in which an investor is considering investing ("Prospectus"). Copies of the Prospectus can be obtained by calling or writing the Trustee at the telephone number and address indicated on the back cover of the Prospectus.

      This Information Supplement is dated October 11, 2000. Capitalized terms have been defined in the Prospectus.

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                                TABLE OF CONTENTS

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Description of Portfolio Investments ......................................    2
    Portfolio Supervision .................................................    2
Risk Factors ..............................................................    2
    Equity Securities .....................................................    2
    International Risk Factors ............................................    3
Concentration .............................................................    6
    The Food and Beverage Industry ........................................    7
    Consumer Products Companies ...........................................    7
    The Health Care Industry ..............................................    8
    The Financial Industry ................................................   10
    Manufacturing Companies ...............................................   12
    Natural Gas Companies .................................................   14
    Petroleum Refining Companies ..........................................   15
    Technology Companies ..................................................   16
    Utilities .............................................................   17
    The Telecommunications Industry .......................................   21
    Foreign Issuers .......................................................   23
    The Real Estate Industry ..............................................   25
    Standard & Poor's Indexes .............................................   28
Trust Termination and Rollover (for Portfolios structured as grantor
    trusts for tax purposes) ..............................................   30

                      DESCRIPTION OF PORTFOLIO INVESTMENTS

Portfolio Supervision

      Each Portfolio is a unit investment trust which normally follows a buy and hold investment strategy. Traditional methods of investment management for mutual funds typically involve frequent changes in portfolio holdings based on economic, financial and market analyses. Because a Portfolio is not actively managed the adverse financial condition of an issuer or its failure to maintain its current dividend rate will not necessarily require the sale of its securities from a Portfolio. In the event a public tender offer is made for a security or a merger or acquisition is announced affecting a security, the Sponsors may instruct the Trustee to tender or sell the security on the open market when in its opinion it is in the best interest of investors to do so. The Sponsors may also instruct a Trustee to sell a security in the following circumstances: (i) failure to declare or pay a regular dividend on a security or anticipated dividends generally; (ii) institution of certain legal proceedings;
(iii) other legal questions or impediments affecting the security or payments on that security; (iv) default under certain documents adversely affecting the declaration or payment of anticipated dividends on the security, the issuer's general credit standing or the sound investment character of the security, or a default on other outstanding securities of the same issuer; (v) if a security becomes inconsistent with a Portfolio's investment objectives; (vi) if the sale is necessary or advisable to maintain the qualification of the Portfolio as a Regulated Investment Company under the Internal Revenue Code or to provide funds to make any distribution for a taxable year as required by the Internal Revenue Code; or (vii) decline in security price or other market or credit factors that, in the opinion of Defined Asset Funds research, makes retention of the security detrimental to the interests of investors. If there is a failure to declare or pay a regular dividend on a security or anticipated dividends generally on that security and the Agent for the Sponsors fails to instruct the Trustee within 30 days after notice of the failure, the Trustee will sell the security.

      Any monies allocated to the purchase of a security will generally be held for the purchase of the security. However, a Portfolio may not be able to buy each security at the same time, because of unavailability of the security or because of any restrictions applicable to the Portfolio relating to the purchase of the security by reason of the federal securities laws or otherwise.

      Voting rights with respect to the securities will be exercised by the Trustee in accordance with directions given by the Sponsors.

                                  RISK FACTORS

Equity Securities

      An investment in Units of a Portfolio should be made with an understanding of the risks inherent in an investment in equity securities, including the risk that the financial condition of the issuers of the securities may become impaired or that the general condition of the relevant stock market may worsen (both of which may contribute directly to a decrease in the value of the securities and thus in the value of the Units). Common stocks may be especially susceptible to general stock market movements and to volatile increases and decreases in value as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises.

      Holders of common stocks incur more risk than holders of preferred stocks and debt obligations because common stockholders, as owners of the entity, have generally inferior rights to receive payments from the issuer in comparison with the rights of creditors of, or holders of debt obligations or preferred stocks issued by the issuer. Holders of common stocks of the type held by a Portfolio have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. By contrast, holders of preferred stocks have the right to receive dividends at a fixed rate when and as declared by the issuer's board of directors, normally on a cumulative basis, but do not participate in other amounts available for distribution by the issuing corporation. Cumulative preferred stock dividends must be paid before common stock dividends and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stocks are also entitled to rights on liquidation which are senior to those of common stocks. Moreover, common stocks do not represent an obligation of the issuer and therefore do not offer any assurance of income or provide the degree of protection of capital provided by debt securities. Indeed, the issuance of debt securities or even preferred stock will create prior claims for payment of principal, interest, liquidation preferences and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Further, unlike debt securities which typically have a stated principal amount payable at maturity (whose value, however, will be subject to market fluctuations prior thereto), common stocks have neither a fixed principal amount nor a maturity and have values which are subject to market fluctuations for as long as the stocks remain outstanding. The value of the securities in a Portfolio thus may be expected to fluctuate over the entire life of the Portfolio to values higher or lower than those prevailing on the Portfolio's initial date of deposit.

International Risk Factors

      Foreign Issuers. Investments in Portfolios consisting partially or entirely of securities of foreign issuers involve investment risks that are different in some respects from an investment in a Portfolio that invests partially or entirely in securities of domestic issuers. Those investment risks include future political and economic developments and the possible establishment of exchange controls or other governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant securities. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements such as those applicable to domestic issuers.

      Securities issued by non-U.S. issuers generally pay dividends in foreign currencies, and even if purchased by a Fund in American Depositary Receipt ("ADR") form in the United States, are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Moreover, for those Securities that are ADRs, currency fluctuations will affect the U.S. dollar equivalent of the local currency price of the underlying domestic shares and, as a result, are likely to affect the value of the ADRs and consequently the value of the Securities. In addition, the rights of holders of ADRs may be different than those of holders of the underlying shares, and the market for ADRs may be less liquid than that for the underlying shares.

      ADRs evidence American Depositary Shares which, in turn, represent common stock deposited with a custodian in a depositary. ADRs may be sponsored or unsponsored. In an unsponsored facility, the depositary initiates and arranges the facility at the request of market makers and acts as agent for the ADR holder, while the company itself is not involved in the transaction. In a sponsored facility, the issuing company initiates the facility and agrees to pay certain administrative and shareholder-related expenses. Sponsored facilities use a single depositary and entail a contractual relationship between the issuer, the shareholder and the depositary; unsponsored facilities involve several depositories with no contractual relationship to the company. ADRs are registered securities pursuant to the Securities Act of 1933 and may be subject to the reporting requirements of the Securities Exchange Act of 1934.

      Foreign Exchange Rates. A Portfolio of securities that are principally traded in foreign currencies involves investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. This is because the United States dollar value of a Portfolio (and hence of the Units) and of the distributions from the Portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

      The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty, which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. Since 1983, the Hong Kong dollar has been pegged to the U.S. dollar although there is no guarantee that the Hong Kong dollar will continue to be "pegged" to the U.S. dollar in the future. In Europe the Euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies.) From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

      Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well--particularly with respect to transfers of capital.) Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

      The Trustee will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Trustee may not be indicative of the amount in United States dollars a Portfolio would receive had the Trustee sold any particular currency in the market.

      The Trustee is required to conduct the foreign exchange transactions of a Portfolio either on a spot (i.e., cash) buying basis or on a forward foreign exchange basis, whichever will synchronize the currency conversions as exactly as practicable with the settlement dates of the foreign stock or with the dividend distribution dates of the Portfolio, as the case may be. These forward foreign exchange transactions will generally be of as short a duration as practicable and will generally settle on the date of receipt of the applicable foreign currency involving specific receivables or payables of the Portfolio accruing in connection with the purchase and sale of its securities and income received on the securities or the sale and redemption of Units. These transactions are accomplished by contracting to purchase or sell a specific currency at a future date and price set at the time of the contract. The cost to a Portfolio of engaging in these foreign currency transactions varies with such factors as the currency involved, the length of the contract period and the market conditions then prevailing. Since transactions in foreign currency exchange are usually conducted on a principal basis, fees or commissions are not normally involved. Although foreign exchange dealers trade on a net basis they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price). The relevant exchange rate used for evaluations of securities will include the cost of buying or selling, as the case may be, of any forward foreign exchange contract in the relevant currency to correspond to the requirement that Units when purchased settle on a regular basis and that the Trustee settle redemption requests in United States dollars within seven days.

      Exchange Controls. On the basis of the best information available to the Sponsors at the present time none of the securities, except as otherwise indicated in a Portfolio's prospectus, is subject to exchange control restrictions under existing law which would materially interfere with payment to a Portfolio of amounts due on securities either because the particular jurisdictions have not adopted any currency regulations of this type or because the issues qualify for an exemption or the Portfolio, as an extraterritorial investor, has qualified its purchase of securities as exempt by following applicable "validation" or similar regulatory or exemptive procedures. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payments to a Portfolio.

      In addition, the adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in a Portfolio and on the ability of a Portfolio to satisfy its obligation to redeem Units tendered to the Trustee for redemption.

      Liquidity. Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of the Act. Sales of non-exempt securities by a Portfolio in United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these securities by a Portfolio will generally be effected only in foreign securities markets. Although the Sponsors do not believe that a Portfolio will encounter obstacles in disposing of the securities, investors should realize that the securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. To the extent the liquidity of these markets becomes impaired, however, the value of a Portfolio when responding to a substantial volume of requests for redemption of Units (should redemptions be necessary despite the market making activities of the Sponsors) received at or about the same time could be adversely affected. This might occur, for example, as a result of economic or political turmoil in a country in whose currency a Portfolio had a substantial portion of its assets invested, or should relations between the United States and a foreign country deteriorate markedly. Even though the securities are listed, the principal trading market for the securities may be in the over-the-counter market. As a result, the existence of a liquid trading market for the securities may depend on whether dealers will make a market in the securities. There can he no assurance that a market will be made for any of the securities, that any market for the securities will be maintained or of the liquidity of the securities in any markets made. In addition, a Portfolio may be restricted under the Investment Company Act of 1940 from selling securities to any Sponsor. The price at which the securities may be sold to meet redemptions and the value of a Portfolio will be adversely affected if trading markets for the securities are limited or absent.

                                  CONCENTRATION

      A Portfolio may contain or be concentrated in securities of issuers engaged in the categories discussed below. An investment in a Portfolio should be made with an understanding of the risks that these securities may entail, certain of which are described below.

The Food and Beverage Industry

      The Portfolio may be concentrated in stocks of the food and beverage industry, including manufacturers of packaged foods, processors of agricultural products, beverage companies and food distributors. There are many factors that may have an adverse impact on the value of the stocks of these companies and their ability to pay dividends. These factors include the sensitivity of revenues, earnings, and financial condition to economic conditions, changing consumer demands or preferences, fluctuations in the prices of agricultural commodities, fluctuations in the cost of other raw materials such as packaging, and the effects of inflation on pricing flexibility. The revenues and earnings of these companies can also be affected by extensive competition that can result in lost sales or in lower margins resulting from efforts to maintain market share. Food and beverage companies are also subject to regulation under various federal laws--such as the Food, Drug, and Cosmetic Act--as well as state, local and foreign law and regulations. Costs associated with changing regulatory restrictions, such as food labeling requirements, could adversely affect earnings. Food and beverage companies are also becoming increasingly exposed to risk associated with international operation, including foreign currency fluctuations and future political and economic developments in other countries. Other risk factors include potential deterioration in financial condition resulting from litigation related to product liability, accidents, or trademark or patent disputes; unfunded pension liability; changing accounting standards, such as Statement of Financial Accounting Standard No. 106, which requires accrual accounting for postretirement benefits other than pensions; and leveraged buyouts, takeovers, or recapitalizations.

Consumer Products Companies

      Investment in securities issued by consumer products companies should be made with an understanding of the many factors which may have an adverse impact on the credit quality of the particular company or industry. These include cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, products liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign companies), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A continuing weak economy with its consequent effect on consumer spending would have an adverse effect on the industry. Other factors of particular relevance to the profitability of the industry are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and their effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

The Health Care Industry

      Companies in the health care industry face numerous risks. Most health care companies are extensively regulated. All are subject to extreme cost-containment pressures and as a result they cannot readily raise prices for their products or services, or may experience price declines. Most are subject to intensive competition and are required to spend vast amounts of capital to keep pace with technological innovation. These constraints affect the various health care sectors in the Portfolio in specific ways. Strategic alliances are being formed by pharmaceutical companies, biotechnology companies, HMOs, hospitals, and to a lesser extent other health care companies to reduce costs and benefit from economies of scale. The inability to form such alliances on favorable terms or to compete with other alliances could adversely affect a company's profits and the price of its securities.

      Many problems faced by pharmaceutical companies, biotechnology companies and medical technology companies typify those faced by health care industry in general. These companies are regulated by the federal Food and Drug Administration (the "FDA"). The FDA regulates the development, manufacture and marketing of all drugs and medical products. Before a product can be sold it must receive FDA approval, a long and very costly process. Governments and large, private health care consumers are exerting strenuous efforts to contain health care costs. The federal government and increasing numbers of insurance companies reimburse health care providers on a "prospective payment basis". This means the physician or hospital is only paid a predetermined amount depending upon the patient's diagnosis. If the cost of treatment exceeds the predetermined amount, the physician or hospital will lose money, if it is less, money will be made. This creates an incentive to prescribe cheaper, generic substitutes for brand-name drugs and causes significant profit erosion for drug companies. Some states have laws requiring pharmacists to dispense generic drugs unless precluded by the prescribing physician. Other states set up auctions among drug companies to determine which company will agree to meet their needs at the lowest price. States are passing laws under which they would negotiate discounts in the pharmaceutical companies to offer cheaper drugs to state residents. Therefore, the cost of marketing a drug is increasing while at the same time it is becoming increasingly difficult to recoup that cost. Future trends in drug pricing remain unclear. HMOs and other third-party payors are gaining power and demanding larger discounts.

      Pharmaceutical companies must devote large amounts of risk capital to research and development in order to develop new and unique drugs with patent protection from generic substitutes and other competitors. Pharmaceutical companies, biotechnology companies and medical technology companies also face the risk of large product liability suits and consequently expensive liability insurance. Finally, technological change is becoming increasingly rapid and products tend to become obsolete more quickly than before.

      Medical Technology Companies. Medical technology companies face the risk that hospitals will reduce spending on supplies and devices to maximize profits (See Health Care Reform below). Medical technology companies must invest significant capital in research and development to remain competitive. Hospitals are also increasingly demanding discounts and that pressure may continue to grow as hospitals consolidate.

      Hospital Management Companies. Hospital management companies are subject to extensive regulation on federal, state and local levels. Many states require hospital management companies to submit their financial statements for review and some even regulate the rates they charge. When treatment costs are reimbursed by third parties such as Medicare or Medicaid, hospitals have to work within the discipline of the prospective payment system and also face more specific cost-containment measures. Many hospital management companies have recently consolidated. The success of the consolidated companies is dependant upon the ability to successfully integrate management and policy to take advantage of economies of scale. The effort to reduce costs has resulted in a movement away from more expensive inpatient treatment to treatment on an out-patient basis or in specialized facilities. Drug costs continue to be a major expense for hospital management companies. The increase in managed care facilities has significantly decreased the demand for traditional hospital care. This has reduced bed-occupancy rates in the large general hospitals and affected revenues adversely.

      Hospitals may be adversely affected by competitive pressure to consolidate. There can be no assurance that hospitals will be able to make profitable acquisitions. Hospitals may be subject to federal, state or insurer inquiries or investigations, which may lead to sanctions. Hospitals also face the risk of large liability suits and must carry expensive liability insurance and maintain loss reserves, which may not be sufficient to cover claims. To the extent hospital management companies are adversely impacted by any of the foregoing, services companies and medical technology companies would also be affected adversely.

      Biotechnology Companies. The biotechnology industry in general is an emerging growth industry. Biotechnology companies are regulated by the FDA to the same extent as traditional pharmaceutical companies. As emerging growth companies, they may be thinly capitalized and more susceptible to general market fluctuations than companies with greater capitalization. Earnings are generally retained to finance the company's expansion and thus no dividends may be paid and additional capital may be required to market new products on a commercial basis. Biotechnology companies may also be dependent for their revenues upon only a few products and upon larger pharmaceutical companies (who may be their competitors) to produce and market their products. This dependence upon a limited range of products increases the problems that would be caused by product obsolescence, a risk that is greater in a rapidly developing area like biotechnology.

      Managed Care. HMOs are subject to federal and state regulation which adds to the cost of health care coverage. Specifically, states are beginning to raise concern about how HMOs try to control pharmaceutical costs. Most states require HMOs to provide periodic financial reports and some even require HMOs to maintain minimum reserve requirements. Several states have recently rejected proposed legislation that would allow consumers to sue managed-care plans for not providing the proper degree of care or for bad medical decisions made by the plan's employees. Similar legislation is still pending in six states. HMOs are paid a fixed membership fee. Some HMOs are turning to "capitation," where they contract to provide services for a certain population for a set price, regardless of whether or not the service is provided. Depending on the negotiated provisions of the contract, costs in excess of set fees may be borne either by the HMO or the health care provider or shared by both. HMOs run the risk that inflation, epidemics, lack of financial controls among professional staff and the need to acquire new technology will increase treatment costs and erode profits.

      Physician practice management companies have been consolidating to improve their competitive position. The combinations have often not been as successful as projected.

      Nursing Homes. Nursing homes face federal, state and local governmental regulation. Failure to comply with applicable laws and regulations could result, in extreme circumstances, in the revocation of facility's license. Regulatory changes such as the recent change in the Medicare reimbursement system may have an adverse impact. States may also reduce Medicaid reimbursement for long-term care. Competition is also increasing from companies providing rehabilitation therapy, home care services, respiratory treatment and clinical labs. Nursing homes often expand through acquisitions. There is no assurance that suitable acquisitions can be identified or completed in the future. Even if successfully completed, acquisitions may entail unanticipated business risks or legal liabilities.

      Information Technology. These companies must deal with compliance with the year 2000. They are also subject to very competitive pricing and rapidly changing technology.

      Health Care Reform. A number of legislative proposals concerning health care have been introduced in the U.S. Congress in recent years or have been reported to be under consideration. These proposals span a wide range of topics, including cost controls, national health insurance, incentive for competition in the provision of health care services, tax incentives and penalties related to health care insurance premiums, and promotion of prepaid health care plans. It is not possible to predict the effect of any of these proposals if enacted.

The Financial Industry

      Financial institutions may be subject to extensive governmental regulation which may limit both the amount and types of loans and other financial commitments they can make as well as the interest rates and other fees they can charge. The following sectors may be represented in the Portfolio:

      Banking. The profitability of a bank is largely dependent upon the credit quality of its loan portfolio which, in turn, is affected by the institution's underwriting criteria, concentrations within the portfolio and specific industry and general economic conditions. The operating performance of financial institutions is also impacted by changes in interest rates, the availability and cost of funds, the intensity of competition and the degree of governmental regulation. The activities of U.S. banks and bank holding companies are subject to comprehensive federal and state regulation which is expected to continue to change over the life of the Portfolio. Federal regulators may impose restrictions on dividend payment policies, and transactions between banks and their parent holding companies, as well as establish requirements for the level of the allowance for loan losses. In addition, federal regulators require banks and thrifts to maintain minimum capital requirements; to the extent additional equity is issued to meet the requirements, outstanding equity holdings will be diluted. Legislation has been enacted which would reduce the separation between commercial and investment banking businesses. This may affect the profitability of participants in the banking industry.

      The banking industry is particularly susceptible to downturns in economic conditions and volatility in political conditions as well as fiscal or monetary policies of governmental units. Banking operations depend heavily on the availability and cost of capital, and are highly sensitive to interest rate levels.

      Banks are subject to substantial competition from other banking and thrift institutions and from other financial service institutions for deposits, as well as corporate and retail customers. To the extent a bank's portfolio is concentrated in assets related to a particular industry or geographic region, the bank's operating results will be subject to additional risks associated with that industry or region. Loan portfolios of banks have been adversely affected by depressed conditions in certain markets, including real estate, agriculture and energy. Profitability, therefore, is subject to significant fluctuation. Banks are also exposed to the risks of a deflationary economy, which may diminish the value of a bank's direct investments and contribute to loan defaults if the value of secured property or other collateral for loans declines.

      Thrifts. The savings and loan or thrift industry is generally subject to similar risks as the banking industry, including, interest rate changes, credit risks and regulatory risks. Such risks may have different effects on the thrift industry because of differences in the general composition of their loan portfolios. The loan portfolios of thrifts, therefore, may be less diversified than bank portfolios and have a greater concentration in real estate, consumer and small business loans. The loan portfolios of thrifts may also be concentrated in the geographic area in which they are located. Local market conditions, particularly if the economic base of the area depends on a depressed industry, may have adverse effects on the financial condition of thrifts. The enactment of any new legislation or regulations, or any change in interpretation or enforcement of existing laws or regulations, may affect the profitability of participants in the thrift industry. No assurance can be given as to what form any legislation or regulation would take, if enacted, or what effects any new legislation or regulation would have on the thrift industry.

      Insurance. Insurance companies are subject to extensive regulation and supervision by state insurance commissioners who regulate the standards of solvency, the nature of and limitations on investments, reports of financial condition, and reserve requirements for unearned premiums, losses and other matters. A significant portion of the assets of insurance companies are required by law to be held in reserve against potential claims on policies and is not available to general creditors. Although the federal government does not regulate the business of insurance, federal initiatives including pension regulation, controls on medical costs, minimum standards for no-fault automobile insurance, national health insurance, tax law changes affecting life insurance companies and repeal of the antitrust exemption for the insurance business can significantly impact the insurance business. Insurance companies are also affected by state and federal judicial and regulatory decisions that redefine risk exposure in areas such as products liability, workers' compensation and disability benefits. Developments in these areas may reduce short-term profitability of certain lines of insurance, but long-term effects may be minimized through revision of coverage and policy terms. Insurance companies' profitability depends largely on actuarial assumptions based on past experience and on the investment returns on reserve and surplus funds. The occurrence of certain significant and unforeseen events may therefore have an adverse effect on the financial condition of insurance companies. Certain types of insurance, such as property and casualty insurance, may be impacted by natural catastrophes or environmental and asbestos claims under decades-old policies or similar events. In addition, insurance companies are affected by real estate and equity market returns, interest rate levels, economic conditions and price and marketing competition. Deregulation of the financial services industry may result in greater diversification of products offered by financial services companies and expose insurance companies to increased competition.

      Other Financial Services. The financial services industry includes credit card issuers, asset management companies and companies that provide residential mortgage finance also private mortgage insurance, home equity loans, point-of-sale loans for various durable goods and other consumer and commercial loans. Companies in the credit card and certain other businesses are subject to the demands of a competitive market, including increased use of solicitations, target marketing and pricing competition. Because of increased competition, some credit card issuers have pursued customers with lower credit quality and have experienced rising delinquency rates. Profitability for credit card issuers is largely dependent on the ability to generate new receivables as well as on their continued ability to fund themselves by asset securitization, the level of delinquencies and losses and pricing power. Social, legal and economic factors, including inflation, unemployment levels and interest rates, may result in changes in the market demand, credit use and payment patterns of customers. No assurance can be given as to what effect these factors may have on the credit card industry. Asset management companies also operate in a competitive environment and their profitability is dependent upon the performance of their funds relative to that of competing firms and to conditions in the equity and fixed income markets in general. Companies in other areas of the financial services industry are dependent on federal housing legislation and other laws and regulations that affect the demand for residential mortgage loans, home equity loans and mortgage insurance. These companies are also subject to insurance laws and regulations in the jurisdictions where they do business. Future changes in laws or regulations relating to this industry may adversely affect market demand, restrict premium rates or otherwise impair transactions in this industry. Companies in this industry are exposed to credit risk and may be adversely affected by economic events such as national or regional economic recession, falling housing prices, rising unemployment rates and changes in interest rates.

Manufacturing Companies

      Growth in the manufacturing industry is closely linked to expansion in the domestic and global economies. A global recession with its consequent effect on industrial growth, employment and consumer spending in addition to any increase in oil prices or in interest rates may lead to a decrease in demand for the products of companies engaged in manufacturing industrial and automotive products. Also, the federal government and many state, local and foreign governments may have a budget deficit and financial expenditures by these entities on capital improvements may be extremely limited. The lack of funds allocated by public entities to capital improvement projects may adversely affect manufacturers engaged in the production of industrial materials used for capital improvements or for the upgrade of the infrastructure. Indeed. government contracts with certain issuers may contain unfavorable provisions, including provisions allowing the government to terminate these contracts without prior notice, or to audit and redetermine amounts payable to the issuer pursuant to these contracts or to require the issuer to pay for cost overruns. Additionally, legislation to limit excess profits on government contracts is introduced in the United States Congress from time to time. Cutbacks in defense spending by the federal and foreign governments has adversely impacted many of the companies engaged in the aerospace and arms/defense sectors of the manufacturing industry.

      Environmental and safety issues increasingly affect the manufacturing industry. Issuers may experience decreases in profitability as legislative mandates impose costs associated with compliance with environmental regulations and manufacturing more environmentally sound and safer equipment. Furthermore, the cost of product liability insurance and the inability of some manufacturing companies to obtain this insurance may have an adverse impact on the industry. Financial Accounting Standard Board regulations with regard to accounting for, among other things, post retirement benefits may lead to changes in accounting which could have significant negative effects on reported earnings and reported long term liabilities and book value of some manufacturing companies. A lack of demand for new home and office construction will affect the demand for certain tools and industrial machinery products. Inflation, slow growth in personal disposable income, tighter loan qualification standards, higher down payments, the lower rate of job creation, increased cost of vehicle ownership and operation and oil prices will also affect companies engaged in manufacturing, particularly in the automotive industry. Shortages of skilled labor, particularly in the machine tools industry, may become a major problem in the future.

      The long-term outlook is largely dependent upon the growth and competitiveness of the U.S. manufacturing base. Increased consolidation and merger activity increases competitiveness in general but individual companies may experience severe financial problems due to this increased competitiveness. Strong competition from foreign nations, particularly Latin American and Pacific Rim countries which have lower labor costs, will severely impact the profitability of the U.S. manufacturing business. The continuing establishment of manufacturing and sales facilities abroad to take advantage of international marketing operations is crucial and the success of these foreign operations could be affected by a strengthening of the dollar which could lead to a decrease in demand for U.S. products, the outcome of trade negotiations which will affect foreign tariffs on U.S. exports abroad and U.S. taxes on foreign imports to the U.S. and the ability to provide attractive financing packages to customers in a tight credit market.

      U.S. manufacturers may also experience increased outlays of capital in their efforts to manufacture products which comply with foreign standards for certain manufacturing products. Also, since contracts may often be concluded with entities or governments of unstable foreign nations in, for example, Eastern Europe, South America or the Middle East, completion of and payment for certain products and services will be subject to the risks associated with political instability such as the risk of insurrection, hostilities from the local population, government policies against businesses owned by non-nationals and the possibility of expropriation. Certain of these nations may not honor obligations under contracts when payments are due. Furthermore, it may be more difficult to enforce a judgment against a foreign contracting party.

Natural Gas Companies

      Stocks of companies engaged in the exploration and production, transmission or distribution of natural gas may include integrated natural gas companies that explore for and produce natural gas and transport and deliver it to customers; natural gas transmission companies, commonly called pipelines, that sell at wholesale to other pipelines and to distribution companies; natural gas distribution companies that service residential, commercial and industrial customers; natural gas exploration and production companies; and drilling companies that service natural gas exploration and production companies. These companies derive or are expected to derive at least 25% of their sales and operating income from the natural gas industry. Factors which the Sponsors believe may increase demand for natural gas include the encouragement of the use of natural gas by the recent amendments to the Clean Air Act, the cleanliness of natural gas as a fuel coupled with the increased concern about the environment, use by electric utilities of natural gas as a primary fuel source as a result of the repeal of the Fuel Use Act in 1987, weather conditions, and the increased use of natural gas in co-generation of electricity. The profitability of natural gas operations could be enhanced by the 1990 amendments to the Clean Air Act, which should increase demand for natural gas products by electric utilities and other energy consumers. The Commerce Department predicts that natural gas will be a growing source of energy during the 1990s, because of projected higher costs for oil and because natural gas is a cleaner burning fuel. The transportation industry may make increased use of natural gas in order to meet more stringent mileage and emissions requirements. There are significant constraints on increased use of natural gas however, including a potential need for additional pipelines and discovery of new fields. Additionally, companies involved in natural gas processing may experience difficulties in the long term if product prices do not keep pace with potential increases in gas costs.

      Natural gas utilities are generally subject to extensive regulation by state utility commissions or by the Federal Energy Regulatory Commission ("FERC"), in the case of pipeline companies, which, for example, establish the rates that may be charged and the appropriate rate of return on an approved asset base. FERC, through Order 636, unbundles natural gas services and allows for additional competition. Certain natural gas utilities have had difficulty from time to time in persuading regulators, who are subject to political pressures, to grant rate increases necessary to maintain an adequate return on investment and voters in many states have the ability to influence limits on rate adjustments (for example, through election of utilities commissioners, by initiative or by referendum). Any unexpected limitations could negatively affect the profitability of natural gas utilities. In addition, gas pipeline and distribution companies have had difficulties in adjusting to short and surplus energy supplies, and avoiding litigation from their customers, on the one hand, or suppliers, on the other.

      General problems of the natural gas utility industry include difficulty in obtaining timely and adequate rate increases, recovery of take-or-pay costs, the uncertainty of transmission service costs for both interstate and intrastate transactions, changes in tax laws which adversely affect a natural gas utility's ability to operate profitably, reduced demand for natural gas in certain areas of the country, competition from electricity and oil in the residential and commercial markets, restrictions on operations and increased insurance premiums and other costs and delays attributable to environmental considerations, uncertain availability and increased cost of capital and availability and cost of natural gas for resale. Pipeline companies may be subject to increased competition because of approval by FERC of the construction of new pipelines and delays because of the need to obtain FERC approval of new gas contracts. The natural gas utility business is highly seasonal and weather sensitive. In addition, natural gas competes directly with oil for industrial uses and large industries have retained the flexibility to switch from natural gas to oil; consequently, a fall in oil prices could prevent natural gas prices from rising or result in a loss of customers because of conversions to oil. Natural gas competes with coal in the utility market as a boiler fuel. Exploration and production companies could be impacted in a period of declining natural gas prices. Further, any future scientific advances concerning new sources of energy and fuels or legislative changes with respect to the energy industry or the environment could have a negative impact on the natural gas industry. And, while legislation has recently been enacted to deregulate certain aspects of the natural gas industry, no assurances can be given that new or additional regulations will not be adopted. Each of the problems referred to could adversely affect the financial stability of the issuers of any natural gas stocks in a Fund.

Petroleum Refining Companies

      The factors which will most likely shape the petroleum refining and marketing industry in the future include the price and availability of oil, general global economic conditions, changes in United States regulatory policies, international events and the continued decline in U.S. production of crude oil. Possible effects of these factors may be increased U.S. and world dependence on oil from both the Organization of Petroleum Exporting Countries ("OPEC") and non-OPEC sources, highly uncertain and potentially more volatile oil prices and a higher rate of growth for natural gas production than for other fuels.

      The refining industry is highly competitive with margins sensitive to supply and demand cycles. Declining U.S. crude oil production will likely lead to increased dependence on OPEC oil, putting refiners at risk of continued and unpredictable supply disruption. The existence of surplus crude oil production capacity and the willingness to adjust production levels are the two principal requirements for stable crude oil markets. Without excess capacity, supply disruptions in some countries cannot be compensated for by others.

      Although unused capacity can contribute to market stability, it also creates pressure to overproduce and contributes to market uncertainty. The likely restoration of a large portion of Kuwait and Iraq's production and export capacity over the next few years could lead to market disruptions in the absence of substantial growth in world oil demand. Formerly, OPEC members attempted to exercise control over production levels in each country through a system of mandatory production quotas. The mandatory system has since been replaced with a voluntary system. Production under the new system has had to be curtailed on at least one occasion as a result of weak prices, even in the absence of supplies from Iraq. The pressure to deviate from mandatory quotas, if they are reimposed, is likely to be substantial and could lead to a weakening of prices.

      Fluctuations in demand for oil-related products could also effect the profitability of oil companies. If world oil demand increases additional capacity and production will be required to compensate for expected sharp drops in U.S. crude oil production and exports from the former

Soviet Union. Only a few OPEC countries, particularly Saudi Arabia, have the petroleum reserves that will allow the required increase in production capacity to be attained. Given the large-scale financing that is required, the prospect that such expansion will occur soon enough to meet the increased demand is uncertain. However, no assurance can be given that the demand for or the price of oil will increase or that if either anticipated increase does take place, it will not be marked by great volatility. Lower consumer demand due to increases in energy efficiency, gasoline reformulations that call for less crude oil, warmer winters or a general slowdown in economic growth in this country and abroad, could negatively affect the price of oil and the profitability of oil companies. Cheaper oil could also decrease demand for natural gas.

      Refiners are subject to extensive federal, state and local environmental laws and regulations that will pose serious challenges to the industry over the coming decade. Refiners are likely to be required to commit considerable resources to plant additions and make major production adjustments in order to comply with increasingly stringent environmental legislation, such as the 1990 amendments to the Clean Air Act. If the cost of these changes is substantial enough to cut deeply into profits, smaller refiners may be forced out of the industry entirely. Additionally, refining operations are hazardous due, in part, to the highly flammable nature of crude oil, natural gas and refined products. As a result, refining operations are subject to personal injury and property damage incidents.

      Any future scientific advances concerning new sources of energy and fuels or legislative changes relating to the energy industry or the environment could have a negative impact on the petroleum product or natural gas industry. While legislation has been enacted to deregulate certain aspects of the oil industry, no assurances can be given that new or additional regulations will not be adopted. Each of the problems referred to above could adversely affect the financial stability of the issuers of any petroleum industry stocks in a Portfolio.

Technology Companies

      A Portfolio may be concentrated in stocks of issuers that manufacture semiconductors, computers, electronics components, software, integrated systems and other related products. These kinds of companies present certain risks that may not exist to the same degree in other industries. The industry is rapidly developing and highly competitive, both domestically and internationally. Technology stocks, in general, tend to be relatively volatile as compared to other types of investments. While volatility may create investment opportunities, it does entail risk. Companies throughout the technology field include many smaller and less seasoned companies. These types of companies may present greater opportunities for capital appreciation, but usually involve greater risks. These companies may have limited product lines, markets or financial resources, or may have limited management or marketing personnel. In addition, the securities that have wide institutional holding are more volatile than the securities with lower institutional holding. The industry is also strongly affected by worldwide scientific and technological developments and the products of these companies may rapidly fall into obsolescence. Certain of these companies may offer products or services that are subject to (or may become subject to) government regulation and may, therefore, be affected adversely by government policies. Other factors that characterize the industry include low barriers to entry, short product life cycles, aggressive pricing and reduced profit margins, dramatic and often unpredictable changes in growth rates, a high degree of investment needed to maintain competitiveness, frequent new product introduction, the need to enhance existing products, intense competition from large established companies, and potential competition from small start up companies. In addition, these companies are subject to events that affect manufacturing companies in general, such as increases in material or labor costs, changes in distribution channels and the need to manage inventory levels in line with product demand.

      The Semiconductor Industry. The semiconductor industry is characterized by rapid change in both product and manufacturing process technology. As a result, companies are required to introduce, on an ongoing basis, more advanced process technologies in order to respond to customer requirements. Shortages of supplies for raw materials and equipment could occur in the future in various critical materials and equipment due to interruption of supply or increased industry demand. Any such shortages could result in higher costs or production delays which could have a material adverse effect on an issuer's business and financial condition. The industry is subject to a variety of governmental regulations related to the use, discharge and disposal of toxic, volatile or otherwise hazardous materials used in the manufacturing process. Any failure by a company to use, discharge or dispose of hazardous materials appropriately could subject it to substantial liability or could require it to suspend or adversely modify its manufacturing operations. The semiconductor industry historically has been characterized by wide fluctuations in product supply and demand. From time to time, the industry also has experienced significant downturns. These downturns have been characterized by diminished product demand, production overcapacity and accelerated erosion of average selling prices of semiconductor products. In some cases, these downturns have lasted for more than a year. No assurance can be given that any company's business will not be adversely affected in the future by cyclical conditions in the semiconductor industry. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require companies to make significant capital expenditures to modify, supplement or replace equipment or to change methods of disposal or discharge or the manner in which they manufacture products or operate their business. Fixed costs represent a substantial portion of the total operating costs of a semiconductor manufacturing operation. As a result, any failure by a company to operate at near full capacity, whether due to mechanical failure, lack of orders, fire or natural disaster, or other causes could result in diminished profitability or losses. The consequences of a fire, natural disaster or similar occurrence affecting production could be particularly significant for any company. These companies are also dependent to a substantial degree upon skilled professional and technical personnel and there is considerable competition for the services of qualified personnel in the semiconductor industry.

Utilities

      The ability of utilities to pay dividends is dependent on various factors, including the percentage of earnings paid out in the form of dividends ("payout ratio"), the rates they may charge their customers, the demand for a utility's services and the cost of providing those services. Utilities, in particular investor-owned utilities, are subject to extensive regulation relating to the rates which they may charge customers. Utilities can experience regulatory, political and consumer resistance to rate increases. Utilities engaged in long-term capital projects are especially sensitive to regulatory lags in granting rate increases. Any difficulty in obtaining timely and adequate rate increases could adversely affect a utility's results of operations.

      The demand for a utility's services is influenced by, among other factors, competition, weather conditions and economic conditions. Electric utilities, for example, have experienced increased competition as a result of the availability of other energy sources, the effects of conservation on the use of electricity, self-generation by industrial customers and the generation of electricity by co-generators and other independent power producers.

      The electric utility industry in general is subject to various external factors including (a) the effects of inflation upon the costs of operation and construction, (b) uncertainties in predicting future load requirements, (c) increased financing requirements coupled with limited availability of capital,
(d) exposure to cancellation and penalty charges on new generating units under construction, (e) problems of cost and availability of fuel, (f) compliance with rapidly changing and complex environmental, safety and licensing requirements,
(g) litigation and proposed legislation designed to delay or prevent construction of generating and other facilities, (h) the uncertain effects of conservation on the use of electric energy, (i) uncertainties associated with the development of a national energy policy, (j) regulatory, political and consumer resistance to rate increases and (k) increased competition as a result of the availability of other energy sources. These factors may delay the construction and increase the cost of new facilities, limit the use of, or necessitate costly modifications to, existing facilities, impair the access of electric utilities to credit markets, or substantially increase the cost of credit for electric generating facilities. The Sponsors cannot predict at this time the ultimate effect of such factors on the ability of any issuers to meet their obligations with respect to Debt Obligations.

      The Energy Policy Act of 1992 (EPACT) and subsequent rulemaking activities of the FERC have set regulatory framework standards to open the wholesale energy market to competition. EPACT amended the Public Utility Act of 1935 and the Federal Power Act to remove barriers to a competitive wholesale market. EPACT permits utilities to participate in the development of independent electric generating plants for sales to third party customers and also permits the FERC to order transmission access for third parties to transmission facilities owned by another entity. It does not permit the FERC to issue and order requiring transmission access to retail customers. Open access transmission at the wholesale level has provided opportunities for companies to sell and deliver capacity and energy at market-based prices. Many traditional utilities, non-regulated subsidiaries and independent entities have been granted authority by the FERC to act as power marketers.

      In late- 1999, the FERC issued order No. 2000 regarding Regional Transmission Organizations (RTO's). The order stressed the voluntary nature of RTO participation and sets minimum characteristics and functions that must be met by utilities that participate in RTO. The order provides for an open, flexible structure for RTO's to meet the needs of the market, and provides a status report on a utilities progress toward participation in an RTO.

      Currently, the electronic industry is predominantly regulated on a basis designated to recover the cost of providing electric power to customers. However, electric industry restructuring either has been, or is in the process of being addressed in all states and the District of Columbia. The restructurings will likely impact all entities owning generating assets. In several states where restructuring proceedings have been completed, changes generally allow for the sale or functional separation in the generation and sale of electric power. Competition will require the resolution of complex issues, including, in some instances, who will pay for the unused generating plant and other stranded costs incurred by the utility when a customer stops buying power from a utility, how the rules of competition will be established, how the reliability of the transmission system will be ensured, and how the utility's obligation to serve will be changed.

      There is concern by the public, the scientific community, and the U.S. Congress regarding environmental damage resulting from the use of fossil fuels. Congressional support for the increased regulation of air, water, and soil contaminants is building and there are a number of pending or recently enacted legislative proposals which may affect the electric utility industry. In particular, on November 15, 1990, legislation was signed into law that substantially revises the Clean Air Act (the "1990 Amendments"). The 1990 Amendments seek to improve the ambient air quality throughout the United States by the year 2000. A main feature of the 1990 Amendments is the reduction of sulphur dioxide and nitrogen oxide emissions caused by electric utility power plants, particularly those fueled by coal. Under the 1990 Amendments the U.S. Environmental Protection Agency ("EPA") must develop limits for nitrogen oxide emissions by 1993. The sulphur dioxide reduction was achieved in two phases. Phase I addresses specific generating units named in the 1990 Amendments. In Phase II the total U.S. emissions will be capped at 8.9 million tons by the year 2000. The 1990 Amendments contain provisions for allocating allowances to power plants based on historical or calculated levels. An allowance is defined as the authorization to emit one ton of sulphur dioxide.

      The 1990 Amendments also provide for possible further regulation of toxic air emissions from electric generating units pending the results of several federal government studies to be conducted over the next three to four years with respect to anticipated hazards to public health, available corrective technologies, and mercury toxicity.

      The U.S. Environmental Agency also has attempted to apply stricter controls over nitrogen oxide (NOx) and ozone standards. The EPA has also required certain states to develop plans to reduce the emissions of nitrogen oxides by late 2003. Costs depend on the state-specific compliance method to be adopted in the future and the effectiveness of the various technologies available for nitrogen oxide emission control. The U.S. Court of Appeals for the District of Columbia has vacated, remanded, stayed, or upheld some of the standards as it applies to new sources. The Federal EPA and several others have filed appeals with the U.S. Supreme Court.

      Other environmental issues include potential public health impacts of the Kyoto Protocol for global climate change. Additionally, the Department of Justice, on behalf of the Federal EPA, filed in late-1999 a complaint alleging that several utilities made modifications to certain coal-fired generating units over the past 25 years that extend unit operating lives or increase capacity, thus making them effectively new plants in violation of the Clean Air Act. The eventual timing and outcome of these studies and suits are uncertain and may depend on future political decisions.

      Electric utilities which own or operate nuclear power plants are exposed to risks inherent in the nuclear industry. These risks include exposure to new requirements resulting from extensive federal and state regulatory oversight, public controversy, decommissioning costs, and spent fuel and radioactive waste disposal issues. While nuclear power construction risks are no longer of paramount concern, the emerging issue is radioactive waste disposal. In addition, nuclear plants typically require substantial capital additions and modifications throughout their operating lives to meet safety, environmental, operational and regulatory requirements and to replace and upgrade various plant systems. The high degree of regulatory monitoring and controls imposed on nuclear plants could cause a plant to be out of service or on limited service for long periods. When a nuclear facility owned by an investor-owned utility or a state or local municipality is out of service or operating on a limited service basis, the utility operator or its owners may be liable for the recovery of replacement power costs. Risks of substantial liability also arise from the operation of nuclear facilities and from the use, handling, and possible radioactive emissions associated with nuclear fuel. Insurance may not cover all types or amounts of loss which may be experienced in connection with the ownership and operation of a nuclear plant and severe financial consequences could result from a significant accident or occurrence. The Nuclear Regulatory Commission (the "NRC") has promulgated regulations mandating the establishment of funded reserves to assure financial capability for the eventual decommissioning of licensed nuclear facilities. These funds are to be accrued from revenues in amounts currently estimated to be sufficient to pay for decommissioning costs.

      The Public Utility Holding Company Act of 1935 (the "1935 Act") regulates, among other things, certain acquisitions of voting securities of electric utility companies and gas utility companies by anyone who is an "affiliate" of a public utility company (a person or organized group of persons that directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities of a public utility company). In addition, the 1935 Act requires a "holding company" (among other categories, a company which directly or indirectly owns, controls or holds with power to vote 10% or more of the outstanding voting securities of a public utility company or a "holding company") to register as such with the Securities and Exchange Commission and be otherwise subject to certain restrictions on the acquisition of securities and other interests in public utility companies. No Fund intends to make any investment that would result in its becoming subject to the 1935 Act. If a Fund were considered to be a member of an organized group of persons, the 1935 Act might limit the Fund's acquisition of the voting securities of public utility companies by reason of the control by the group of 5% or more of the voting securities of a public utility company.

      Some of the barriers that prevent utilities from offering telecommunications services have been removed, providing opportunities for additional revenue and earnings growth. Currently, registered utilities must obtain Securities and Exchange Commission approval to provide telecommunications services. The Telecommunications Act of 1996; Communication Decency Act of 1996 (the "Communications Act"), which became law on February 8, 1996, permits greater competition, ending restrictions on utilities entering telecommunications markets and repealing SEC authority under the 1935 Act. Many utilities have entered into or are considering partnerships with communications companies. A utility company, in leveraging its network to provide telecommunications, faces many options with different levels of investment and risk.

The Telecommunications Industry

      The telecommunications industry is subject to varying degrees of competitive regulatory, political and economic risk which may affect the price of the stocks of companies involved in such industry. Such risks depend on a number of factors including the country in which a company is located. Telecommunications companies in both developed and emerging countries are undergoing significant change due to varying and evolving levels of governmental regulation or deregulation and technological advances as well as other factors. As a result, competitive pressures are intense and the securities of such companies may be subject to rapid price volatility. In addition, companies offering telephone services are experiencing increasing competition from each other and alternate service providers. The wireless telephone industry also faces increased competition as the Federal Communications Commission ("FCC") has sold additional spectrum to personal communications service providers, doubling the competitors in a service area. All telecommunications companies in both developed and emerging countries are subject to the additional risk that technological innovations will make their products and services obsolete.

      United States. A Portfolio may be concentrated in stocks of companies that are engaged in providing local, long-distance and wireless services, in the manufacture of telecommunications products and in a wide range of other activities including directory publishing, information systems and the operation of voice, data and video telecommunications networks. Technological innovations in fiber optics, wireless products and services, voice messaging, call waiting and automatic dialing offer additional potential for significant expansion. Advances like formation of a national wireless grid may also contribute to the growth of this industry.

      Regional Bell Holding Companies. The three RBHCs, which were spun off from AT&T in 1984, are seeking to increase profits through the development and sale of new high-margined products, such as caller ID, voicemail, call return, call waiting and interactive multimedia, to their existing customer base. Additionally, some of those companies have entered the long distance service market in select states. To the extent that the demand for such products is less than anticipated, the price of securities of RBHCs could be adversely affected. Many of the RBHCs are also aggressively looking to expand into overseas markets through both direct and indirect investment. The impact of this expansion on the price of securities of the RBHCs is uncertain. These companies provide near monopoly local and intrastate telephone service as well as wireless and other generally unregulated services. A Portfolio may contain the securities of certain independent telephone companies which are subject to regulation by the FCC and state utility commissions and of certain long-distance telecommunications carriers, certain telecommunications equipment manufacturers and certain non-U.S. companies which provide telecommunications services or equipment mainly outside the United States. International communications facilities in the United States are also subject to the jurisdiction of the FCC, and the provision of service to foreign countries is subject to the approval of the FCC and the appropriate foreign governmental agencies.

      The Telecommunications Act of 1996. The Telecommunications Act of 1996; Communication Decency Act of 1996 (the "Communications Act") permits greater competition in the local and long distance telephone and equipment manufacturing markets. In addition, it changed the regulatory structure governing the RBHCs from one based on rate of return to one based on price. Prior to passage of the Communications Act, the RBHCs provided local telephone service, including exchange access for long-distance companies, directory advertising and new customer equipment. Many RBHCs, pursuant to waivers, could also engage in a broad range of businesses including foreign consulting, servicing computers and marketing or leasing office equipment. The RBHCs are allowed to provide long distance services, video services and manufacturing. AT&T, which since 1984 has provided interexchange long-distance service in competition with numerous other providers, is now allowed to also provide local telephone service and video services. AT&T also provides certain other products, services and customer equipment.

      The independent telephone companies, like the RBHCs, provide local telecommunications service, but operate in more rural areas. These companies were not subject to the consent decree and therefore could provide the full range of telecommunications services including local exchange and long distance services, the installation of business systems, telephone consulting, the manufacture of telecommunications equipment, operation of voice and data networks and directory publishing. Wireless service is providing an increasing component of the revenues of the RBHCs and independent telephone companies. Both the RBHCs and independents are subject to regulation by the FCC and state regulatory authorities. Long-distance companies which provide long-distance telecommunications services are subject to regulation by the FCC. The long-distance industry is consolidating into larger carriers and will experience increased competition as local telephone companies and cable television operators enter the long distance market. Conversely, local exchange carriers, be they RBHCs or independents will also face competition in their local markets from long-distance providers and cable television operators.

      Business conditions of the telecommunications industry may affect the ability of the issuers of the Securities in the Fund to meet their obligations. The FCC and certain state utility regulators have introduced certain incentive plans such as price-cap regulation. Price-cap regulation offers local exchange carriers an opportunity to share in higher earnings provided they become more efficient. These new approaches to regulation by the FCC and various state or other regulatory agencies result in increased competition, and could lead to greater risks as well as greater rewards for operating telephone companies. Technology has tended to offset the effects of inflation and is expected to continue to do so. The long-distance industry has been increasingly opened to competition over the last number of years. As a result, the major long-distance companies compete actively for market share. Indeed, to meet increasing competition, telephone companies will have to commit substantial capital, technological and marketing resources. Many telecommunications companies are currently positioning themselves to provide high-speed, two-way video services and high quality telephone service.

      Wireless and cable companies provide wireless services including paging, dispatch and wireless services throughout the U.S. Most of the RBHCs, independents as well as long distance companies, are seeking to increase their share of the wireless market in view of perceived future growth prospects. It is unclear what effect, if any, increased competition between wireless and traditional wireless services will have on the telecommunications industry. Other potential competition for local service has also developed. The deregulated wireless telephone industry has a limited operating history and there is significant uncertainty regarding its future, particularly with regard to increased competition, the continued growth in the number of customers, the usage and pricing of wireless services, and the cost of providing wireless services, including the cost of attracting new customers, developing new technology and the ability to obtain licenses to provide those services. Recent industry developments may provide increased competition and reduced revenues from wireless service for RBHCs and independent telephone companies. The uncertain outcomes of future labor agreements and employee and retiree benefit costs may also have a negative impact on profitability. Telephone usage, and therefore revenues, could also be adversely affected by any sustained economic recession. Each of these problems would adversely affect the profitability of the telecommunications issuers of the Securities in the Fund and their ability to meet their obligations.

      Telecommunications equipment companies design, manufacture, and distribute telecommunication equipment such as central office switching equipment, switches, displays, wireless equipment and systems, network transmission equipment, PBXS, satellite, microwave, antennas, and digital communications networks. Growth of these companies may result from telephone service industry expansion, modernization requirements and possible new technology such as interactive television. As less developed countries modernize their telecommunications infrastructure, the demand for these products increases. This segment of the industry is subject to rapidly changing technology and the risk of technological obsolescence although it is generally not subject to regulation as other telecommunications services are.

      In addition, the Portfolio may contain securities issued by telephone companies which provide telecommunications services or equipment outside the United States; these companies are subject to regulation by foreign governments or governmental authorities which have broad authority regulating the provision of telecommunications services and the use of certain telecommunication equipment. Consequently, certain Securities in the Fund may be affected by the rules and regulations adopted by regulatory agencies in other countries from time to time.

      Foreign Telecommunications Issues. Many European, Latin American and Asian telephone systems appear to have significant growth potential. The international sector in a Portfolio consists predominantly of former government-owned telecommunications systems that have been privatized in stages. Most are similar to AT&T before 1984 in their dominance of local, long-distance and international service within their country. As governments privatize their systems by selling stock to the public, telephone service is likely to expand and, as a result of greater efficiency, potentially become more profitable. On the other hand, the countries are allowing more companies to compete with the recently privatized companies. Many of these companies have expanded into other countries. The Sponsors believe there is significant potential for expansion of telephone services in foreign countries. Of course, there can be no assurance of whether or when telephone service in these countries will expand or its effects on the non-U.S. companies represented in any Portfolio.

Foreign Issuers

      If certain of the Securities in a Portfolio are Securities of foreign issuers, an investment in the Fund involves certain risks that are different from the risks of a fund that invests entirely in securities of domestic issuers. These investment risks include future foreign political and economic developments, the possible establishment of exchange controls or other governmental laws or restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities and currency risk. With respect to certain countries, there is the possibility of expropriation of assets, confiscatory taxation, economic, political or social instability or diplomatic developments which could affect the value of investments in those countries. In selecting the non-U.S. Securities for a Portfolio, the Sponsors have attempted to minimize this country risk. In addition, for the foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. However, the Sponsors anticipate that adequate information will be available to allow the Sponsors to supervise the Portfolio.

      In addition, earnings and dividends for foreign companies are in non-U.S. currencies. Therefore, the U.S. dollar value of the stock and dividends of these companies will vary with fluctuations in the U.S. dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries. Therefore, for any securities of issuers whose earnings are stated in foreign currencies, or which pay dividends in foreign currencies or which are traded in foreign currencies, there is a risk that their United States dollar value will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies.

      On the basis of the best information available to the Sponsors at the present time none of the Securities in subject to exchange control restrictions under existing law which would materially interfere with payment to the Fund of dividends due on, or proceeds from the sale of, the Securities either because the particular jurisdictions have not adopted any currency regulations of this type or because the issues qualify for an exemption, or the Fund, as an extraterritorial investor, has qualified its purchase of the Securities as exempt by following applicable "validation" or similar regulatory or exemptive procedures. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payments to the Fund.

      In addition, the adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Portfolio and on the ability of the Fund to satisfy its obligation to redeem Units tendered to the Trustee for redemption.

      American Depositary Shares and Receipts. Many Securities of foreign issuers are purchased in ADR form in the United States. ADRs evidence American Depositary Shares which represent common stock deposited with a custodian in a depositary. American Depositary Shares ("ADSs"), and receipts therefore ("ADRs"), are issued by an American bank or trust company to evidence ownership of securities issued by a foreign corporation. These instruments may not necessarily be denominated in the same currency as the securities into which they may be converted. Generally, ADSs and ADRs are designed for use in the United States securities markets. For purposes of this Prospectus, the term ADR generally includes ADSs.

      ADRs represent common stock deposited with a custodian in a depositary. ADRs may be sponsored or unsponsored. In an unsponsored facility, the depositary initiates and arranges the facility at the request of market makers and acts as agent for the ADR holder, while the company itself is not involved in the transaction. In a sponsored facility, the issuing company initiates the facility and agrees to pay certain administrative and shareholder-related expenses. Sponsored facilities use a single depositary and entail a contractual relationship between the issuer, the shareholder and the depositary; unsponsored facilities involve several depositaries with no contractual relationship to the company. The terms and conditions of depositary facilities may result in less liquidity or lower market prices for ADRs than for the underlying shares.

      For those Securities that are ADRs, currency fluctuations will also affect the U.S. dollar equivalent of the local currency price of the underlying domestic share and, as a result, are likely to affect the value of the ADRs and consequently the value of the Securities. The depositary bank that issues an ADR generally charges a fee, based on the price of the ADR, upon issuance and cancellation of the ADR. This fee would be in addition to the brokerage commissions paid upon the acquisition or surrender of the security. In addition, the depositary bank incurs expenses in connection with the conversion of dividends or other cash distributions paid in local currency into U.S. dollars and such expenses are deducted from the amount of the dividend or distribution paid to holders, resulting in a lower payout per underlying share represented by the ADR than would be the case if the underlying share were held directly. Furthermore, foreign investment laws in certain countries may restrict ownership by foreign nationals of certain classes of underlying shares. Accordingly, the ADR representing a class of securities may not possess voting rights, if any, equivalent to those in respect of the underlying shares. Certain tax considerations, including tax rate differentials, arising from applications of the tax laws of one nation to the nationals of another and from certain practices in the ADR market may also exist with respect to certain ADRs. In varying degrees, any or all of these factors may affect the value of the ADR compared with the value of the underlying shares in the local market. ADRs are registered securities pursuant to the Securities Act of 1933 and may be subject to the reporting requirements of the Securities Exchange Act of 1934.

The Real Estate Industry

      Certain Portfolios may be concentrated in common stocks of companies engaged in real estate asset management, development, leasing, property sales and other related activities. Investment in securities issued by these real estate companies should be made with an understanding of the many factors which may have an adverse impact on the credit quality of the particular company or industry. Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

      Real Estate Investment Trusts. REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REEFs are generally fully integrated operating companies that have interests in income-producing real estate. REITs are differentiated by the types of real estate properties held and the actual geographic location of properties and fall into two major categories: equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests, while mortgage REITs concentrate on real estate financing, holding their assets primarily in mortgages secured by real estate. REITS obtain capital funds for investment in underlying real estate assets by selling debt or equity securities on the public or institutional capital markets or by bank borrowings. Thus, the returns on common equities of the REITs will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs, i.e. those with large amounts of borrowings outstanding, by changes in the level of interest rates.

      The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and health care facilities.

      Investment in REITs should be made with an understanding of the many factors that may have an adverse impact on the performance of a particular REIT, its cash available for distribution, the credit quality of a particular REIT or the real estate industry generally (described above). Additional risks include the financial health of tenants, e.g., consolidation and increased competition in the retail industry, dependency on the management skill of both the officers of the REITs and the managers of the underlying properties, variations in rental income and space availability and vacancy rates in terms of supply and demand. Potential conflicts of interest often exist with a founding developer or outside manager.

      Performance by individual REITs is dependent on the types of real estate investments held. For example, the effect of interest rate fluctuations will be less on equity REITs than on mortgage REITs and the nature of the underlying assets of an equity REIT may be considered more tangible than that of a mortgage REIT. In addition, equity REITs may be affected by changes in the value of the underlying property it owns.

      REIT investment managers may concentrate investments in specific geographic areas, depending on their proximity to and knowledge of local real estate conditions; the impact of economic conditions on REITs can also be expected to vary with geographic location. Investors should also be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-liquidation, the maker's perception of the REIT industry generally, and the possibility of failing to qualify for tax-free pass-through of income under the Internal Revenue Code of 1986, as amended (the "Code"), and to maintain exemption from the Investment Company Act of 1940. In the event of a default by a borrower or lessee, the REF may experience delays in enforcing its rights as a mortgagee or lessor and may incur substantial costs associated with protecting its investments.

      Certain REITs may be structured as UPREITs. This form of REIT owns an interest in a partnership that owns real estate, which can result in a potential conflict of interest between shareholders who may want to sell an asset and partnership interest holders who would be subject to tax liability if the REIT sells the property. In some cases, REITS have entered into "no sell" agreements, which are designed to avoid a taxable event to the holders of partnership units by preventing the REIT from selling the property. This kind of arrangement could mean that the REIT would refuse a lucrative offer for an asset or be forced to hold on to a poor asset. Since "no sell" agreements are often undisclosed, it is often unknown whether specific REITs have entered into this kind of arrangement.

      REIT Taxation. Each REIT will generally state its intention to operate in such manner as to qualify for taxation as a "real estate investment trust" under Sections 856-860 of the Code, although, of course, no assurance can be given that each REIT will at all times so qualify.

      The REIT provisions of the Code contain three gross income requirements:

      1. At least 75% of the REIT gross income must be derived directly or indirectly from statutorily specified investments in real property or mortgages on real property.

      2. At least 95% of the REIT gross income must be of the type meeting the 75% requirements or must be derived from dividends, interest, or gains from the sale or disposition of stock or securities.

      3. Short-term gains from the disposition of stock or securities, gains from the disposition of property where the property was held primarily for sale to customers in the ordinary course of business, and gains from the disposition of real property held for less then 4 years must total less than 30% of the REIT's gross income.

      At the close of each quarter of a REIT's taxable year, it also must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items, and government securities. In addition, not more than 25% of this total assets may be represented by securities (other than those includible in the 75% asset class). Also, of the investments included in the 25% asset class, the value of any one issuer's securities owned may not exceed 5% of the value of its total assets, nor can it own more than 10% of any one issuer's outstanding voting securities.

      So long as an issuer qualifies as a REIT, it will, in general, be subject to Federal income tax only on income that is not distributed to stockholders. In order to qualify as a REIT for any taxable year, a REIT must, among other things, distribute to its stockholders an amount at least equal to the sum of 95% of its taxable income.

      Failure to qualify for taxation as a REIT in any taxable year will subject an issuer to tax on its taxable income at regular corporate rates. Distributions to stockholders in any year in which an issuer fails to qualify as a REIT will not be deductible by the issuer. Unless entitled to relief under specific statutory provisions, the issuer would not qualify for taxation as a REIT for the next four taxable years after failing to qualify in any year.

      Each REIT may also be subject to state, local or other taxation in various state, local or other jurisdictions.

Standard & Poor's Indexes

      The S&P 500 Index. The S&P 500 Index is composed of 500 selected common stocks, most of which are listed in the New York Stock Exchange. This well-known index, originally consisting of 233 stocks in 1923, was expanded to 500 stocks in 1957 and was restructured in 1976 to a composite consisting of industrial, financial and transportation market sectors. It contains a variety of companies with diverse capitalization, market-value weighted to represent the overall market. The Index represents approximately 76% of U.S. stock market capitalization. As of December 31, 1998, the mean market capitalization of the companies in the S&P 500 Index is approximately $18.8 billion.

      The S&P MidCap Index. The S&P MidCap Index is composed of 400 selected common stocks listed on the New York Stock Exchange, or the American Stock Exchange or quoted on the Nasdaq National Market. The MidCap Index Stocks were chosen for market size, liquidity and industry group representation. As of December 31, 1998, the mean market capitalization of the companies in the S&P MidCap Index was approximately $2.2 billion. The S&P MidCap Index was created June 5, 1991.

      The S&P Index Trusts. Since the objective of the Fund is to provide investment results that duplicate substantially the price and yield performance (in other words, the total return) of the S&P 500 Index, in the case of the S&P 500 Trust, and the S&P MidCap Index, in the case of the S&P MidCap Trust, the Portfolio of each Trust will at any time consist of as many of the Index Stocks as is feasible. Each Trust will at all times be invested in no less than 95% of the Index Stocks. Although, at any time, a Trust may fail to own certain of the Index Stocks, each Trust will be substantially totally invested in Index Stocks and the Sponsors expect to maintain a theoretical correlation of between .97 and
 .99 between the investment performance of the relevant Index and that derived from ownership of Units. Adjustments will be made in accordance with computer program output to bring the weightings of the Securities more closely into line with their weightings in the relevant Index as each Trust invests in new Securities in connection with the creation of new Units, as companies are dropped from or added to either Index or as Securities are sold to meet redemptions. These adjustments will be made on the business day following the relevant transaction in accordance with computer program output showing which Securities are under- or over-represented in each Portfolio. Adjustments may also be made at other times to bring either Portfolio into line with the applicable Index. The proceeds from any such sale will be invested in those Index Stocks which the computer program output indicates are most under-represented.

      The Sponsors anticipate that the selection of any additional Index Stocks deposited or purchased in connection with the creation of additional Units of a Trust will be those stocks which are most under-represented in the Portfolio based upon the computer program output and the applicable Index as of the date prior to the date of such subsequent deposit or purchase. Securities sold in order to meet redemptions will be those stocks which are most over-represented in the Portfolio based upon the computer program output and the applicable Index as of the date prior to the date of such sale.

      Finally, from time to time adjustments may be made in either Portfolio because of changes in the composition of the applicable Index. Based on past history, it is anticipated that most such changes will occur as a result of merger or acquisition activity. In such cases, the Fund, as shareholder of a company which is the object of such merger or acquisition activity, will presumably receive various offers from would-be acquirors of the company. The Trustees will not be permitted to accept any such offers until such time as the company has been deleted from the applicable Index. Since, in most cases, a company is removed from an Index only after the consummation of a merger or acquisition of the company, it is anticipated that the Fund will generally acquire, in exchange for the stock of the deleted company, whatever consideration is being offered to shareholders of that company who have not tendered their shares prior to such time. Any cash received in such transactions will be reinvested in the most under-represented Index Stocks. Any securities received as a part of the consideration which are not included in the relevant Index will be sold as soon as practicable and reinvested in the most under-represented Index Stocks.

      In attempting to duplicate the proportionate relationships represented by the S&P 500 Index and the S&P MidCap Index the Sponsors do not anticipate purchasing or selling shares in quantities of less than round lots. In addition, certain Index Stocks may at times not be available in the quantities in which the computer program specifies that they be purchased. For these reasons, among others, precise duplication of this proportionate relationship may not ever be possible but nevertheless will continue to be the goal in connection with all acquisitions or dispositions of Securities. As the holder of the Securities, the Trustees will have the right to vote all of the voting stocks in the Portfolio and will vote such stocks in accordance with the instructions of the Sponsors except that, if the Trustee holds any of the common stocks of Merrill Lynch & Co., Inc., Prudential Insurance Company of America (the parent of Prudential Securities Incorporated) or Citigroup Inc. (as long as it remains the parent of Salomon Smith Barney Inc.) or any other common stock of companies which are affiliates of the Sponsors, the Trustee will vote such stock in the same proportionate relationship as all other shares of such companies are voted.

      Standard and Poor's only relationship to the Portfolios is the licensing of the right to use the S&P 500 Index and the S&P MidCap Index as bases for determining the composition of the Portfolios and to use the related trademarks and tradenames in the name of the Fund and in the Prospectus and related sales literature to the extent that the Sponsors deem appropriate or desirable under Federal and state securities laws and to indicate the source of the Indexes. The Indexes are determined, comprised and calculated without regard to the Funds.

      S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or the S&P MidCap Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to results to be obtained by the sponsors, the funds, any person or any entity from the use of the S&P Index or the S&P MidCap Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use, with